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HEWLETT-PACKARD COMPANY

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WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

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A CRITIQUE ON THE ISS REPORT

We do not believe the ISS report will change the outcome of this proxy contest as many ISS clients have said that they will make their own decisions. We expect that investors who would typically vote according to ISS will view this proposed transaction as unique. Due to the size, industry, complexity, high valuation, negative market reaction and strong public opposition associated with this transaction, we expect many clients of ISS will independently evaluate the financial and strategic impact of the proposed merger.

Introduction

ISS is known for its focus on corporate governance issues, but it has limited experience in the disciplines of financial and strategic analysis of complex business decisions, such as mergers acquisitions and restructurings. In making its recommendation on the proposed merger, ISS acknowledges the limitations of its ability to independently judge on the financial and strategic issues in the transaction and concedes that its conclusion relies on a “leap of faith” in management.

The ISS report on this merger is a legalistic, process-oriented “business judgment rule” review of the merger which contains no independent analysis of the strategic and economic merits underlying the transaction. Many professional money managers and trained financial analysts strongly disagree with the ISS conclusions because they have independently delved deeply into the strategic and economic issues underlying the transaction. We believe that they have good reason to disagree.

We were pleased to note that regarding governance issues, Walter Hewlett’s actions in contesting this proposed merger were commended by ISS. “it is clear that many boardrooms across the country could benefit form the kind of sincere, courageous independence that Mr. Hewlett has displayed in his willingness to contest management.”

In our opinion, this transaction will destroy significant value for HP stockholders. Alternatively, pursuing a “Focus and Execute” strategy would enable shareholders to realize significantly greater value in their HP investment while incurring much less risk. We urge all HP stockholders to review the strategic and financial issues carefully and make up their own minds in deciding what is best for their investment.

We encourage you to consider this critique as you evaluate the relevance of the ISS recommendation to your decision, and we hope that you will agree that this merger is not in your best interests as an HP stockholder.

Key Reasons To Vote Against The Merger

There are a several key reasons why informed stockholders should reach a different conclusion than ISS:

•	ISS’ recommendation contradicts the stock market’s clear assessment of the proposed merger

•	ISS neglected to provide any financial analysis of the proposed merger

•	ISS assumes the substantial integration risk is mitigated by management’s planning process, despite management’s lack of merger experience and the extensive history of failed merger integrations in the industry

•	ISS does not evaluate the risk/reward trade-off between the “focus and execute” strategy and the proposed merger

ISS’ recommendation contradicts the stock market’s clear assessment of the proposed merger

•	HP’s stock immediately dropped 19% the day HP announced the proposed merger with Compaq.

•	Despite management’s campaign to support the proposed merger, HP is still trailing the index of comparable companies by approximately $9 billion and its forward P/E multiple has contracted by 14% to 17.5x today[1].

ISS neglected to provide any financial analysis of the proposed merger

We find it hard to understand how a voting recommendation could be issued without any consideration of the value being paid for Compaq. The ISS Report not only neglected to provide financial analysis of the proposed merger, it wholly accepted management’s aggressive assumptions about the potential for the combination. Despite real-world evidence to the contrary, in the form of precedent transactions and Wall Street analyst estimates, ISS provided no supporting evidence for its conclusion other than HP’s own assertions.

•	The ISS report does not address the unprecedented valuation of Compaq (equal to 48 times CY2002 earnings vs. 19 times forward earnings for precedent transactions — and more than twice HP’s own multiple) or the core earnings dilution for HP stockholders due to the premium being paid to Compaq. Shareholders understand, by simple arithmetic, that before synergies this transaction will dilute pre-synergy earnings per share by $.26 in 2002 and $.21 in 2003.

•	In reviewing management’s assumptions about revenue loss, ISS noted that HP’s most recent quarterly results justify “a certain degree of confidence” in HP’s projections. Never mind that HP has missed its projected earnings in four of the last six quarters. Moreover, HP’s revenue loss assumption of 4.9% is half the mean estimate of 10% provided by Wall Street analysts. Similarly, HP’s assumption of 12% contribution margin was half our estimate of 25%, which was also based on precedent transactions and Wall Street analyst estimates.[2]

•	ISS provided no analysis of the financial impact of the proposed merger in comparison to an independent HP. ISS simply accepted without comment HP’s 2001 vs 2003 comparison, as if the company would be stuck in 2001 if it did not do this deal. In fact, we believe HP would achieve a higher 2003 earnings per share with less aggressive margin assumptions if the deal does not happen.

•	ISS makes no comment on the actual and theoretical negative impact on HP’s P/E ratio, which the prospect of the deal has, in our opinion, reduced by more than two multiple points.

ISS assumes the substantial integration risk of the merger is mitigated by management’s planning process

Despite managements’ lack of merger experience and the pattern of failed merger integrations in the computer industry, ISS was persuaded by HP’s detailed integration planning process. Of course the integration is planned in detail, as were other prior comparable mergers. But it is the execution that’s hard. No other large computing merger has delivered on its promise. This management team has never tackled an integration anything like this. According to three independent studies commissioned by David W. Packard, a major part of the employee base opposes the transaction3. Layoffs will take as long as two years. To believe that acknowledged cultural differences will be resolved before the deal closes is naïve. Management’s financial projection based on a “successful execution” cannot reasonably be an investor’s base case.

Here again, ISS relies on procedure against all prior experience: recognizing that “extension of the integration process to all of the combined companies 150,000 employees will surely be a bigger task than the inculcation of a mere 600 to date.” ISS defaults to “From a procedural standpoint, however, it appears that management has done everything it can to maximize the change that integration will be a success.”

ISS does not evaluate the risk/reward trade-off between the “focus and execute” strategy and the proposed merger

ISS has wholly adopted management’s views of the future of the technology industry without discussing the real and immediate impact to HP stockholders from overpaying for Compaq, and the considerable short-term and long-term risks and valuation implications of doubling HP’s exposure in the low-margin commodity computing business. In considering the “focus and execute” strategy, ISS concludes that it is a viable strategy and may even be the best option from a short-term perspective. In addition, ISS does not discuss or rebut that this strategy can be pursued with far less risk to stockholders because it would not entail significant integration risk or dilution.

This transaction increases HPs commodity computing exposure and does not fix HP’s commercial PC problem.

Finally, HP would be spending $25 billion to ‘fix’ a problem that is only 9% of the total HP revenue (commercial PCs) and more than double its exposure to an anemic growth marketplace with a shrinking pie of profits. HP/Compaq would have 40% (approximately $30 billion) of its revenues, in commodity computing, unprofitable in 2001 and highly vulnerable to price competition from Dell.

Compaq’s perceived “progress” against Dell is far from enough to make it competitive on costs, as reflected by their recently reported operating profit margins. ISS seems to be swayed by Compaq’s increasing percentage of direct sales in the US corporate market. The irony is that despite Compaq’s increasing percentage of direct sales, its total direct sales are only 21% vs. 92% at Dell4, and its operating expense disadvantage vs. Dell has increased from 4% of sales in 1997 to 10% of sales in 2001.1

We believe, the proposed cost synergies in the PC business will not be sufficient to overcome this cost disadvantage and this merger will only lead to greater losses in this business for HP stockholders. Kevin Rollins, the COO of Dell, summarizes the situation in the commercial PC market best when he says, “...in the U.S. corporate market, we have more share than our top three competitors combined [Compaq, HP, and IBM], and we’re gaining share and they’re losing share, and we’re profitable and they’re not.”5

We urge you to vote AGAINST the proposed merger with Compaq. We believe that this transaction will destroy significant value for HP stockholders. Should you have any questions, we invite you to contact one of the following people. We look forward to discussing why we believe this transaction is bad for all HP stockholders.

Forward-Looking Statements. The views expressed in this report are judgments, which are subjective in nature and in certain cases forward-looking in nature. This report also contains estimates made without the benefit of actual measurement. Forward-looking statements and estimates by their nature involve risks, uncertainties and assumptions. Forward-looking statements and estimates are inherently speculative in nature and are not guarantees of actual measurements or of future developments. Actual measurements and future developments may and should be expected to differ materially from those expressed or implied by estimates and forward-looking statements. The information contained in this report does not purport to be an appraisal of any business or business unit or to necessarily reflect the prices at which any business or business unit or any securities actually may be bought or sold.

Additional Important Information. On February 5, 2002, Walter B. Hewlett, Edwin E. van Bronkhorst and the William R. Hewlett Revocable Trust (collectively, the “Filing Persons”) filed a definitive proxy statement with the Securities and Exchange Commission relating to the proposed merger involving Hewlett-Packard Company and Compaq Computer Corporation. The Filing Persons urge stockholders to read their definitive proxy statement because it contains important information. You may obtain a free copy of the Filing persons’ definitive proxy statement and any other soliciting materials relating to the Filing Persons’ solicitation on the Securities and Exchange Commission’s website at www.sec.gov, on the Filing Persons’ website at www.votenohpcompaq.com, or by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or 1-212-929-5500, or by sending an email to proxy@mackenziepartners.com.

1 The comparable company index represents the combined common stock performance of Accenture Ltd, Apple Computer, Inc., Computer Sciences Corporation, Dell, Electronic Data Systems Corporation, EMC Corporation, Gateway, Inc., International Business Machines Corporation, KPMG International, Network Appliance, Inc., and Sun Microsystems, Inc. These comparable companies are the same companies used by Goldman Sachs in performing its “Selected Companies Analysis” in connection with rendering its fairness opinion to HP.

2 Based on assumptions contained in a report titled, “HP is Misleading Stockholders: Financial Analysis Illustrates that Compaq Merger Destroys Stockholder Value,” filed with the SEC on 1/23/02.

3 The employee surveys were commissioned and paid for by David W. Packard, acting as an individual. Mr. Packard is not a participant in the solicitation of proxies from Hewlett-Packard stockholders being conducted by Walter B. Hewlett, Edwin E. van Bronkhorst and The William R. Hewlett Revocable Trust.

4 IDC PC Tracker, Q3 2001 data.

5 UBS Warburg, “Worldwide Demand Tracking February 2002: New PC Economics.”